EXHIBIT 10bi

TERMINATION AGREEMENT
AND RELEASE OF ALL CLAIMS

This confidential Termination Agreement and Release of All Claims ("Agreement"), effective upon the execution of this Agreement, is made and entered into by John N. Seitz (the "Employee") and Anadarko Petroleum Corporation ("Anadarko" or the "Company"). By signing this Agreement, the Employee and Company agree as follows:

    Purpose. The Employee is entering into this Agreement as a way of concluding his employment relationship with the Company and its subsidiaries and affiliates (collectively, the "Affiliated Entities") and of voluntarily resolving any dispute or claim or any potential dispute or claim that the Employee has or might have with the Company, the Affiliated Entities, their respective officers, directors, employees, managers, agents, attorneys, representatives, and assigns, whether known or unknown by the Employee at this time. This Agreement is not and should not be construed as an allegation or admission on the part of the Company that it has acted unlawfully or violated any state or federal law or regulation. The Employee understands that the Company, its officers, directors, employees, managers, agents, attorneys, representatives, and assigns, and its related, affiliated, subsidiary, and parent company, specifically disclaim any liability to the Employee or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

    Resignation. The Employee has resigned from his positions as President and Chief Executive Officer of the Company, a member of the Company's Board of Directors and as an officer and/or director of any of the Affiliated Entities, effective as of March 25, 2003. The Employee hereby resigns from his employment with the Company, effective as of the date of the Employee's execution of this Agreement (the "Termination Date"). In addition, the Employee hereby waives all rights under his Key Employee Change of Control Contract (the "COC Contract") and agrees that, notwithstanding the provisions of Section 1(b) of the COC Contract, the COC Contract shall hereafter be null and void and of no further force and effect. Within 30 days after the Termination Date, the Company shall pay the Employee any unpaid portion of his base salary through the Termination Date and pay in lieu of any accrued but unused vacation to which he may be entitled.

    Termination Benefits. As consideration for the Employee's entering into this Agreement and providing the covenants and release set forth below, and subject to the Employee's not revoking this Agreement pursuant to Section 12 below, the Company shall provide the Employee the following (collectively, the "Termination Benefits"):

        A lump sum payment of $7,290,000, which shall be paid within three business days after the Effective Date (as defined in Section 14 below); and

        For the period from the Termination Date through the first to occur of (i) December 18, 2006 and (ii) the date on which the Employee obtains comparable coverage as a result of the Employee's employment with another employer, medical coverage on terms and conditions comparable to the terms and conditions provided to active employees of the Company generally, as in effect from time to time (including without limitation co-payment and premium costs imposed on active employees); and

        Beginning December 18, 2006, the Employee shall be eligible for retiree medical coverage comparable to the coverage provided to retirees under the Company's retiree medical program as in effect from time to time, on the same terms and conditions as similarly situated former employees; and

        Vesting, as of the Effective Date, of the stock options with respect to 500,000 shares of the Company's common stock granted to him on July 2, 2002; and

        Through December 31, 2004, the Company shall continue to provide the Employee, on the same terms and conditions as immediately prior to the Date of Termination, with tax preparation and financial planning services from Ayco

    It is understood and agreed that the termination of the Employee's employment with the Company shall be considered an involuntary termination without "cause" for purposes of the Anadarko Petroleum Corporation Medical and Dental Plans, such that the Employee will be eligible for such continued coverage under those plans, on the same terms and conditions, as may be available to other former employees whose employment is involuntarily terminated by the Company without "cause."

    Waiver of Additional Compensation or Benefits. The Employee agrees that the Termination Benefits described herein constitute the entire amount of consideration provided to him under this Agreement, and that in consideration of the Termination Benefits described herein, he will not seek any further compensation for any other claimed damage, costs, severance, income, or attorney's fees. The Employee expressly waives any right to participate in or receive any benefits or payments under any severance plan or program offered by or on behalf of the Company.

    Neutral Employment Reference. The Company agrees to provide a neutral employment reference to any potential employers that consider the employment of the Employee and that seek information concerning the reasons for the departure of the Employee. The Company will provide to any such potential employers the identity of the positions held by the Employee and the dates of the Employee's employment with the Company.

    Tax Consequences. The Employee acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any Termination Benefit received by him pursuant to this Agreement. It is understood by the Employee that the above Termination Benefits are made solely for the purpose of resolving and compromising the Employee's employment with the Company. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

    Non-Disclosure Agreement. The Employee agrees never to disclose terms or amount of this Agreement, nor the substance of the negotiations leading to this Agreement nor confidential business information and decisions the Employee was privy to due to his duties at Anadarko, to any person or entity (other than to his immediate family, personal counsel or attorney, personal accountants, personal tax preparer, personal and attending doctors and mental health care professionals, and/or the appropriate taxing authorities (who will then be deemed governed by the non-disclosure agreement herein)), without the express written consent of the Company or unless required to do so by law. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company and the Employee shall be permitted to disclose the tax treatment and tax structure, each as defined in Treasury Regulations Section 1.6011-4, of the matters provided for herein (but no other details about the matters covered by this Agreement, including, without limitation, the identities of the parties).

    Non-Disparagement Agreement.

      The Employee shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of the Company or any of its present, former or future directors, officers, executives, employees and/or shareholders in their respective capacities as such. The Employee further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of the Affiliated Entities.

      The Company shall not make, participate in the making of, or encourage or facilitate any other person to make, and shall instruct its officers and directors not to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of the Employee. The Company further agrees not to make, and to instruct its officers and directors not to make, any negative statements, written or oral, relating to the Employee's employment or the termination of his employment.

      Nothing in this Section 8 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential.

    Confidentiality/Return of Property. The Employee shall hold in a fiduciary capacity for the benefit of the Company and the Affiliated Entities and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Entities and their respective businesses that the Employee has obtained during his employment with the Company and/or any of the Affiliated Entities ("Confidential Information"). However, the Employee's obligations under this Section 9 shall not extend to: (1) Confidential Information which is or becomes part of the public domain or is available to the public by publication or otherwise without disclosure by the Employee; (2) Confidential Information which was within the Employee's knowledge or in his possession prior to his employment by the Company; or (3) Confidential Information which, either prior to or subsequent to the Company's disclosure to the Employee with an obligation of confidentiality, was disclosed to the Employee, without obligation of confidentiality, by a third party who did not acquire such information, directly or indirectly, from the Employee. The Employee acknowledges that the Confidential Information is specialized, unique in nature and of great value to the Company and the Affiliated Entities, and that such information gives the Company and the Affiliated Entities a competitive advantage. Upon termination of the Employee's employment, the Employee shall surrender immediately to the Company, except as specifically provided otherwise herein, all Confidential Information and all other property of the Company or any of the other Affiliated Entities in his possession and all property made available to the Employee in connection with his employment by the Company or any of the other Affiliated Entities. Notwithstanding the foregoing provisions, if the Employee is required to disclose any Confidential Information pursuant to applicable law or a subpoena or court order, he shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate Affiliated Entity may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Employee shall reasonably cooperate with the Company and The Affiliated Entities to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Employee is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Employee shall disclose only that portion of the Confidential Information that he is advised by his counsel that he is legally required to disclose.

    Remedies. The Employee acknowledges and agrees that because of the nature of the business in which the Company and the other Affiliated Entities are engaged and because of the nature of the Confidential Information to which the Employee has had access during his employment, it would be impractical and excessively difficult to determine the actual damages of the Company and the other Affiliated Entities in the event the Employee breached any of the covenants of Sections 7, 8 and 9, and remedies at law (such as monetary damages) for any breach of the Employee's covenants under Sections 7, 8 and 9 would be inadequate. The Company acknowledges and agrees that it would be impractical and excessively difficult to determine the actual damages of the Employee in the event the Company breached any of the covenants of Sections 7, 8 and 9, and remedies at law (such as monetary damages) for any breach of the Company's covenants under Sections 7, 8 and 9 would be inadequate. The parties therefore agree and consent that if either of them commits any such breach or threatens to commit any such breach, the other party shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of Sections 7, 8 or 9 that is finally determined to be unenforceable, the Employee and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Sections 7, 8 and 9 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right or that of the Employee to enforce any such covenant in any other jurisdiction.

    Employee Representations.

      The Employee represents that he has not filed any complaints, claims or actions against the Company or any Affiliated Entity with any court, agency, or commission regarding the matters encompassed by this Agreement and that he will not do so at any time in the future, and that if any court or agency assumes jurisdiction of any complaint, claim or action against the Company or any Affiliated Entity on behalf of the Employee, he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

      The Employee expressly represents and aspects that he has been advised that, by entering into this Agreement, the Employee is waiving all claims that the Employee may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

      The Employee represents that he has reviewed all aspects of this Agreement, that he has carefully read and fully understands all of the provisions and effects of this Agreement, that he understands that in agreeing to this document he is releasing the Company, the Affiliated Entities, and all of their respective divisions, officers, agents, directors, supervisors, employees, representatives, and their respective successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims he may have against them, including claims under the federal Age Discrimination in Employment Act as well as any claims for age discrimination that may exist under Texas law or any other applicable law.

      The Employee represents and agrees that he is knowingly and voluntarily entering into this Agreement, that he has relied solely and completely upon his own judgment and, if applicable, the advice of his attorney in entering into this Agreement.

      The Employee represents and acknowledges that in executing this Agreement he does not rely upon and has not relied upon any representations or statement made by or on behalf of the Company, any of the Affiliated Entities, or their respective agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

      The Employee further acknowledges and agrees that:

        In return for this Agreement, the Company is providing to the Employee the Termination Benefits and certain covenants set forth herein.

        The Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

        The Employee does not waive rights or claims that may arise after the date this Agreement is signed.

        In return for signing this Agreement, the Employee will receive payment of consideration beyond that which the Employee was entitled to receive before entering into this Agreement.

    Release; Company Representation. The Employee, for himself, his heirs, executors, administrators, successors and assigns, does fully and forever release, acquit and discharge the Company, the Affiliated Entities, and their respective divisions, officers, agents, directors, supervisors, employees, representatives, and their respective successors and assigns from all actions, law suits, grievances, and claims of any nature whatsoever. The Employee understands that this release specifically includes, but is not limited to, all claims arising under any federal, and local fair employment practice law, workers' compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended; the Family and Medical Leave Act; the Texas Commission on Human Rights Act, as amended; any local human rights law; and any tort or contract cause of action or theory. The Company represents that, to the best of its knowledge and after reasonable inquiry, it has no reason to believe that it has any claims of any nature against the Employee.

    Twenty-One Days to Consider Offer of Termination Benefits. The Employee acknowledges that he was provided this Agreement more than twenty-one (21) days before the date when he was required to make an election concerning the Termination Benefits described herein. If the Employee signs this Agreement prior to the end of the 21-day period, the Employee certifies and agrees that the decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through either (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period, or (b) an offer to provide different terms or benefits in exchange for signing the release prior to the expiration of the 21-day period.

    Seven-Day Revocation Period. The Employee understands that he may revoke this Agreement at any time within seven (7) days after he signs it. To revoke the Agreement, the Employee must deliver written notification of such revocation to the attention of Charles G. Manley within seven (7) days after the date the Employee signs this Agreement. The Employee further understands that if he does not so revoke the Agreement, it will become effective, binding, and enforceable as of the eighth day following its execution (excluding the date of execution), and such eighth day will be the "Effective Date."

    Entire Agreement. This Agreement sets forth the entire agreement of the Employee and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and the Employee pertaining to the subject matter of this Agreement.

    Miscellaneous.

      Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

      It is further understood and agreed that if a violation of any term of this Agreement is asserted, the party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law, including but not limited to, damages from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorney's fees.

      Nothing in this Agreement will be construed to prevent the Employee from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers' Benefit Protection Act. The Employee further understands and agrees that if he or someone acting on his behalf or causes to be filed, any such claim, charge, complaint, or action against the Company and/or other entities, he expressly waives any right to recover any damages or other relief, whatsoever from the Company and/or other entities including costs and attorneys' fees.

      Notwithstanding anything to the contrary, this Agreement does not release, replace or reduce any rights the Employee has to vested and accrued benefits under the Anadarko Employee Savings Plan, the Anadarko Retirement Plan, the Anadarko Savings Restoration Plan, the Anadarko Retirement Restoration Plan, and/or the Anadarko Management Life Insurance Program as modified by the letter to the Employee dated December 23, 2002.

      This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee 's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument. This Agreement may be amended, modified or changed only by a written instrument executed by the Employee and the Company.

    Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas without regard to principles of conflict of laws.

    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

John N. Seitz
5602 Orchard Valley Court
Kingwood, Texas 77345

If to the Company:

Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380

Attention: Charles G. Manley

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

IN WITNESS WHEREOF, the Employee has hereunto set his hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf.

Dated this ___ day of April, 2003

ANADARKO PETROLEUM CORPORATION

By:
Charles G. Manley
Executive Vice President Administration

Dated this 14th day of April, 2003

EMPLOYEE

By:
John N. Seitz